Exhibit 77Q(2) for 11/30/2007 Annual Forms N-SAR

Energy Income and Growth Fund

A late Form 3 was filed on behalf of Kristi A. Maher on January 3, 2007 due to an administrative error. Kristi A.
Maher became Assistant Secretary of the Registrant on June
24, 2004.